Exhibit 10.1
Managing Director
Employment Agreement

Dear Mr. ________________,
[___location___] Office, Italy

Following our discussions, we write to confirm your position as Managing Director and set out the new terms and conditions of your relationship of employment with Accenture S.p.A. [the “Company”].

You understand that for the purposes of this agreement, the description of your level as “Managing Director” is merely the conventional terminology used in our internal company classification system. It does not entail company administration duties but includes the activities as specified above in Sub Clause A.

A.Start Date, Professional Level, Activities
Starting [_____date_____], your internal company professional level will be “Managing Director”. To the extent not expressly covered by the agreements between us and all the while excluding any accumulation of entitlements, your relationship of employment with is regulated by the then-current National Collective Bargaining Agreement for Italian managers (“Dirigenti”) in companies that produce goods and services which in turn is subject to the Laws of Italy [“NCBA”].

B.As our Company belongs to the Accenture multinational group [“Group”], the Company may require you to temporarily conduct your professional activities and take on company roles in other entities within the Group. You understand that as part of any such activities and/or roles within the Group, no additional compensation will be recognized to you over and above the amount stated in paragraph I below, which was defined bearing in mind the above eventualities. Remuneration and compensation eventually derived from any such company roles shall therefore be returned to the Company.

C.Exclusivity
Absent advance written authorization from the Company, you are prohibited from conducting any other type of professional activity in any form whatsoever (hired employment, freelance, collaborations, as member of an association, etc.) including any activity which is not in competition with the Company or other Group entities; and/or directly or indirectly possessing interests in other companies or enterprises that compete with the Company or Group entities. These conditions of exclusivity apply for the duration of your relationship of employment with the Company and are intended to reinforce the obligations pursuant to Civil Code Article 2105.

D.Place of Work
Your place of work is currently [___location___]. Given the professional level and functions assigned to you, travel within Italy and abroad to perform your activities under this agreement falls within the perimeter of your work. Your transfers will be regulated by the conditions applicable to managers who are classified for internal purposes as Managing Director. You recognize that the Company is entitled to transfer you to another work location and/or to second you to Clients of the Company, subject to Civil Code Article 2103 and the NCBA.

E.Term
The Term of your employment with the Company is indefinite.

F.Hours of Work
Your work activity is not restricted to specific hours. However, you will organize your professional activities in a manner that ensures the efficacy of your direct responsibility for the Company’s services and guarantees sufficient physical rest for you each day and each week. You understand that under your updated relationship of employment, your vacation day entitlements are solely and exclusively those defined in the NCBA

G.Nondisclosure
Within the meaning of inter alia Penal Code Articles 622 (“Disclosure of Professional Secrets”) and 623 (“Disclosure of Scientific or Industrial Secrets”) (including the modifications and amendments introduced under Law 547/1993 to protect IT confidentiality), and the provisions of Articles 98 and 99 of Law 30/2005, you are prohibited from communicating or disclosing any type of information or notices regarding the organization, its clients and suppliers, know-how, industrial applications, production processes, software (system and application), or specific products or services of which you became aware during the Term of your employment. The above prohibition similarly applies to information or notices regarding any subsidiary or legal entity belonging to the Group and shall remain binding and in force after your employment relationship has ceased. All original or copied documentation of whatever type regarding the Company or containing confidential information or notices, that may come into your possession by whatever means during the Term of your employment, is the exclusive property of the Company and shall be returned to the Company at the time your relationship of employment ceases to exist.

H.Company Assets and Policies
The assets made available to you by the Company in compliance with the fiscal laws of Italy to facilitate the conduct of your professional activity are intended for use by you in compliance with all the applicable Company Policies unilaterally defined from time to time by the Company. Upon the termination of your employment with the Company, for whatever reason, you will return all Company assets then-currently in your possession no later than your last day of employment with the Company.
You will comply with all Company Policies that are defined at Group level that apply and as they apply to Managing Directors, as well as the procedures set out in our Organizational Model and Code of Business Ethics which you can read at any time by visiting:
https://sites.accenture.com/publishing/CodeofBusinessEthics_CoreValuesInACtionPages/CoBE_home.aspx.
Additionally, you commit to take part in all “mandatory training” organized by the Company.
The Company reserves the discretionary right to unilaterally modify, replace and/or cancel any benefits or policies.

I.Compensation
1: By way of overall compensation for your professional activity and remuneration for all your obligations, you will receive a fixed gross annual salary of €___________ which will be paid to you in 13 monthly installments. The above compensation was defined bearing in mind all and any future salary increase that may derive from modifications to your internal professional level or the NCBA. Specifically, your compensation entitlement is deemed to include all future salary increases deriving from the sources governing your employment relationship, including seniority-based increments, if and where applicable.

2: The Company reserves the unilateral discretionary right to annually define and introduce Variable Bonus Plans based on criteria of duration, goals, discretional methods of performance evaluation, and specifying the amounts accruing upon the achievement of defined goals and the modalities for paying them. You expressly acknowledge that the terms and conditions of any Variable Bonus Plan, and similarly the goals and Bonus amounts contemplated, are a manifestation of the Company’s incentivization policy for each specific annual Plan and that consequently such Plans must not be correlated or in any way linked with previous or subsequent Plans. It follows that the Company is entitled to revoke, or not renew, annual Variable Bonus Plans. Specifically in reference to your professional level as defined under this agreement, starting from the performance period that runs from [_____date_____] to [_____date_____], the above Plans are composed of:

a) a Global Annual Bonus, contingent upon the achievement of the annual Management Plan and on the evaluation of the individual’s personal performance, as communicated and unilaterally defined at the Company’s discretion. Said bonus will be paid upon completion of the evaluation process in the manner defined and communicated by the Company each year. Currently, a single lump sum payment is envisaged in the month of December (as part of the December pay slip).

Regarding the provisions of par. I.2 above, you understand that in the event you terminate your employment or take a period of leave of absence or otherwise reduce or discontinue your professional activity with the Company:
- the Global Annual Bonus cited at par. I.2.a) above which may be recognized to you for the relevant performance period will be paid only if you are still in full time constant employment as at the due date of payment in the month of December and parametrized based on your presence in active employment for the period in question.

You expressly agree and understand that the eventual payment of amounts under par. I.2. above during any given year does not give rise to any obligation, practice or custom to receive them in the subsequent year.

L.Supplementary Pension Fund
You will be entitled to participate in our supplementary Pension Fund, Prometheia, in place of the Previndai Fund envisaged under the NCBA.

M.Inventions and Copyright
Regardless of their nature and format, all the outcomes from your professional activities during your Term of employment are and remain the property of the Company and the Company holds all related rights to their commercial use and transfer, without prejudice to your right to be recognized as the author for the purposes of Article 20 of Law 633/1941 and subsequent amendments (the moral right of the author, also as per Article 65 (1) of Legislative Decree 30/2005). You understand that you will not have any right to any additional compensation over and above the amount agreed and stated in par. I.

N.No Compete
N.1 Given the duties assigned to you, and those which may in future be assigned to you, and given the fiduciary nature of your role, you undertake that, for a period of 12 (twelve) months after the termination of your managerial relationship with our Company, for whatever reason, you will not conduct, personally or through intermediaries, any activity including occasional activity or unremunerated activity, in any place whatsoever, regardless of job title and role (entrepreneur, freelance collaborator, partner, agency, mandate, etc.), in favour of international companies, enterprises, groups or groups that compete with our Company including those which merely by way of example are listed in Annex A.

Activities deemed to be in competition include but are not limited to the following: the design, building, realization, startup, maintenance and management of core and application information systems for the logistics layout or structuring of factories and industrial, administrative, distribution and operational processes in general; strategic and management consulting activities; the organization of human resources development, as well as strategic, information and management consulting activities for manufacturing, banking, insurance and financial groups in general; public and private entities and institutions; and data processing, bookkeeping and administration management activities such as, for example, the development, management, maintenance and archiving or storing of documents or databases on behalf of third parties, including public-facing entities, other support services and non-financial leasing services regarding software, electronic tools and equipment, telecommunications equipment and related information consulting.

N.2 The No Compete obligation also expressly includes an obligation to refrain from engaging in any business contact with clients of the Company and its affiliates with which you may have had contact on behalf of Accenture during your relationship of employment with the Company and its affiliates [“Clients”]. The “obligation to refrain from engaging in any business contact with Clients” for the duration of the above No Compete obligation means, merely by way of example, that you may not (i) propose yourself to Clients using the personal and direct relationships with Client personnel developed during your relationship of employment with Accenture, or (ii) exploit the commercial and technical information regarding Clients acquired during your relationship of employment with Accenture. The above obligation does not preclude you from conducting professional activities for the duration of the No Compete obligation provided said activities are conducted as part of hired employment with Clients except where the Client is in competition with Accenture within the meaning of this No Compete obligation. Such hired employment is authorized provided it is conducted in compliance with the obligations of nondisclosure set out at par. G.

N.3 The obligations that you hereby undertake are territorially limited to Italy, Russia, Turkey, the United Arab Emirates and Saudi Arabia. For the purposes of clarity in respect of these obligations and the geographical perimeter, you understand and agree that said obligations relate to any activities that involve the market in the territories of Italy, Russia, Turkey, the United Arab Emirates and Saudi Arabia, regardless of the location anywhere in the world from which the activities are conducted.

N.4 After your relationship of employment has ceased to exist, you will receive as compensation for the No Compete period a gross amount equal to 100% of the fixed gross annual salary you received in the previous 12 (twelve) months, as defined in par. I 1) [“Compensation”]. Said Compensation will be recognized to you in two equal installments, the first of which will be paid within 30 days (month end) from the date on which your relationship of employment ceases to exist and the second will be paid within 30 days (month end) from the date on which your No Compete obligations expire.

N.5 To allow the Company to verify strict compliance by you with the obligation to limit your professional activity as set out in this paragraph, an essential element of this agreement is that you give a commitment to inform the Company in advance by registered letter of the professional activity that you will conduct during the No Compete period and any changes thereto, indicating the location where the activity will be conducted and identifying the enterprise (including any owned by you) in favour of which the activity will be conducted. Said registered letter shall be mailed sufficiently in advance to ensure it reaches Accenture no later than the date on which you commence or change your activity. You agree that in any case if requested by Accenture, you will communicate the activity that you will conduct during the No Compete period within six workdays from the date on which you receive any such request.

N.6 In the event of noncompliance with the No Compete obligations, you will return the Compensation and any portion you may have already received and additionally pay a penalty equal to three times the amount of the Compensation, without prejudice to the Company’s rights to claim compensation for any greater damages or to take action to prevent any violation of the No Compete agreement.

N.7 As part of the No Compete obligations, you expressly give an undertaking that during the 12 (twelve) months subsequent to the date on which your relationship of employment ceases to exist for whatever reason, you will not contact, directly, through intermediaries or on behalf of third parties, any employee of the Company or its affiliates for the purposes of inducing them to terminate their relationship of employment with the Company or its affiliates.

N.8 The Company may recede from this No Compete agreement at any time up to the time in which either Party has communicated to the other Party an intention to recede.
O.No Conflict of Interest
By signing this agreement with Accenture, you declare that this relationship of employment does not give rise to any conflict of interest with any third party whatsoever including former employers, as per compliance with the Code of Business Ethics. You furthermore give an undertaking to comply with all related Company Policies.
Similarly, in the course of the conduct of your work activities for the entire duration of your relationship of employment with Accenture, you are prohibited from utilizing or directly or indirectly disclosing any information, documents or any other materials, in whatever form, that may be proprietary to any former employer or third party and subject to intellectual and /or industrial property rights, regardless of whether you personally developed or processed said information. Furthermore, you understand that our Company will neither reimburse nor indemnify you in respect of costs and liabilities that may derive from your decision to accept the position hereby offered to you or from legal actions raised against you by any former employer.

P.Miscellaneous
All matters not expressly regulated in this agreement shall be determined by the NCBA.

Q.Efficacy
This agreement proposal shall lapse and have no legal effect unless signed by way of acceptance and returned to the Human Resources Department of Accenture, marked for the attention of [_________________________] no later than [_____date_____].

By way of acceptance of the offer contained in this letter, kindly return a signed copy to us thereby manifesting your specific acceptance of the terms set out in:

A. Professional Level and Activities
C. Exclusivity
E. Term
F. Hours of Work
H. Company Assets and Policies
I. Compensation
N. No Compete

and approving and accepting with additional specificity the terms set out in:

Par. N.5
Par. N.6
Par. N.7
O. No Conflict of Interest
P. Miscellaneous
Q. Efficacy

Date: [_____date_____]

________________________________	[ ], CEO Accenture Italia
The Manager, by way of acceptance

ANNEX A
[List of competitors]